Exhibit 99.1

TransMontaigne Partners LLC

Contact:

Matthew White, General Counsel

303-626-8200

TransMontaigne Appoints Jesse Arenivas as Chief Executive Officer

Randal Maffett to Transition to Join the Board of Managers

DENVER – September 3, 2025 – TransMontaigne Partners LLC (“TransMontaigne or the “Company”), a leading provider of terminaling, storage, transportation and related services to the energy industry, today announced that Jesse Arenivas has been appointed Chief Executive Officer of the Company and a member of the Board of Managers (the “Board”) of TLP Acquisition Holdings, LLC, effective September 2, 2025. Randal Maffett, who has served as CEO of TransMontaigne since 2023, will become a member of the Board.

“TransMontaigne’s strategic asset footprint will enable the Company to continue to deliver infrastructure access and service and grow with its customers. Mr. Arenivas’s longstanding operating and commercial leadership track record makes him an ideal choice to lead this next phase for the Company,” said Angelo Acconcia, President at ArcLight Capital Partners. “We are grateful for Randy’s significant contributions to TransMontaigne over the last two years. Under his leadership, the Company has strengthened its business and stakeholder relationships while maintaining exemplary health and safety credentials and providing superb reliability to customers.”

Prior to joining TransMontaigne, Mr. Arenivas served as CEO of EnLink Midstream LLC from 2022 to 2025. Prior to EnLink, Mr. Arenivas served in several executive roles with Kinder Morgan, Inc. (“KMI”) including President of KMI’s Energy Transition Ventures team and Vice President (President, CO2 segment). Before joining KMI in 2003, Mr. Arenivas spent five years at ConocoPhillips Co. in financial and commercial roles. Mr. Arenivas received a Bachelor of Business Administration in finance from the University of Texas Permian Basin and is a licensed Certified Public Accountant.

“I am thrilled by the opportunity to join TransMontaigne’s team as the next CEO and partner with ArcLight. TransMontaigne’s dedication to safety and customer service makes the company an excellent partner for our customers and its 54 state-of-the-art terminals are ideally situated to meet the country’s evolving liquids logistics demands,” said Mr. Arenivas. “I am excited to work with the leadership team to continue to create an exceptional environment for our employees and superior value for all of our stakeholders.”

“It has been my honor to lead TransMontaigne for the last two years,” said Mr. Maffett. “I have known Jesse for a long time and am delighted that he will be the next CEO. He is a proven leader in our industry and I am confident that he will ensure TransMontaigne’s continued success.”

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About TransMontaigne

TransMontaigne Partners LLC is an integrated terminaling, storage, transportation and related services company based in Denver, Colorado with operations in the United States along the Gulf Coast, in the Midwest, in Houston and Brownsville, Texas, along the Mississippi and Ohio rivers, in the Southeast, in the Pacific Northwest and along the West Coast.  TransMontaigne provides integrated terminaling, storage, transportation and related services for customers engaged in the distribution and marketing of bulk liquids.  TransMontaigne is controlled by its member, TLP Finance Holdings, LLC, which is an indirect wholly owned subsidiary of ArcLight Energy Partners Fund VI, L.P.  News and additional information about TransMontaigne Partners LLC is available at www.transmontaignepartners.com.

About ArcLight

ArcLight is a leading infrastructure investor which has been investing in critical electrification infrastructure since its founding in 2001.  ArcLight has owned, controlled or operated over ~65 GW of assets and 47,000 miles of electric and gas transmission and storage infrastructure representing $80 billion of enterprise value.  ArcLight has a long and proven history of value-added investing across its core investment sectors including power, hydro, solar, wind, battery storage, electric transmission and natural gas transmission and storage infrastructure to support the growing need for power, reliability, security, and sustainability.  ArcLight's team employs an operationally intensive investment approach that benefits from its dedicated in-house strategic, technical, operational, and commercial specialists, as well as the firm's ~2,000-person asset management partner. For more information, please visit www.arclight.com. References to “ArcLight” herein refers to ArcLight Capital Partners, LLC and/or its managed investment vehicles, as the context requires.

Forward-Looking Statements

This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995, including, without limitation our projections on renewables demand. Although the company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause actual results to differ materially from the company’s expectations and may adversely affect its business and results of operations are disclosed in “Item 1A. Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the Securities and Exchange Commission on March 27, 2025. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

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